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                                                                    EXHIBIT 12.1

M.A. Hanna Company
Ratio of Earnings to Fixed Charges
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                                         Three Months
                                            Ended
                                           March 31                 Year Ended December 31
                                     -------------------------------------------------------------------------------
                                      1997        1996         1996         1995        1994       1993        1992
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
Consolidated pretax income
from continuing operations           26,255      23,426      102,891       98,821      66,222     37,654      27,005

Adjustments
  Fixed charges - excluding
  capitalized interest:
  Consolidated interest
   expense                            5,132       6,036       20,033       26,278      28,549     32,258      32,509
  Interest portion of rental
   expense                            1,574       1,548        6,215        5,942       5,624      5,281       4,729

     Total fixed charges              6,706       7,584       26,248       32,220      34,173     37,539      37,238

Adjusted earnings                    32,961      31,010      129,139      131,041     100,395     75,193      64,243

Ratio of earnings to fixed charges     4.92        4.08         4.92         4.07        2.94       2.00        1.73

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